Exhibit 99.1

ASXM/B4953/00070/CZB	6 September 2005

To:	Barclays Global Investors International Inc.

45 Fremont Street

San Francisco

CA 94105

USA

Dear Sirs,

iShares® Silver Trust (the “Trust”) issue of 13,000,000 iShares® (the “iShares®”)

Introduction

We have acted as English legal advisers to Barclays Global Investors International Inc. (the “Sponsor”), solely in connection with the filing of “Pre-effective Amendment No.1 to Form S-1” of the Trust’s Registration Statement under the Securities Act of 1933 (the “Securities Act”) in respect of the iShares® (the “Filing”).

1. Documents

For the purposes of this letter, we have examined only the following documents:

1.1	Pre-Effective Amendment No.1 to Form S-1 (the “Amendment”).

1.2	The preliminary prospectus in respect of the iShares® comprised in the Filing (and attached as an exhibit to the Amendment) (the “Prospectus”).

1.3	A draft dated 8 June 2005 of a custodian agreement to be entered into between JPMorgan Chase Bank N.A., London Branch and The Bank of New York (and attached as an exhibit to the Amendment) (the “Custodian Agreement”).

In this opinion letter (this “Opinion”) the Amendment, the Prospectus and the Custodian Agreement are together referred to as the “Filing Documents”. The documents described in the Filing Documents (including the Filing Documents themselves) are referred to in this Opinion as the “Transaction Documents”. Terms and expressions which are defined in the Transaction Documents have the same respective meanings where used in this Opinion.

2. Assumptions

The opinions set out in this Opinion relate only to English law as in force at the date hereof and are based upon the following assumptions. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinions as to the laws of any jurisdiction other than those of England.

2.1	The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as certified, photostatic or faxed copies and the authenticity of the originals of such documents (including, but without limitation, that the documents were signed on the dates on which they were purported to be signed).

2.2	Each party to the Transaction Documents has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Transaction Documents and each individual who has signed or will sign the Transaction Documents has the legal capacity to do so.

2.3	Each party to the Transaction Documents will duly authorise, execute and deliver the relevant Transaction Documents.

2.4	Each party to the Transaction Documents will be duly incorporated and organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business.

2.5	For the purposes of this Opinion under all applicable laws, the submission of each of the parties in the Custodian Agreement to the non-exclusive jurisdiction of the English courts is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction.

2.6	The Transaction Documents will be entered into, and each of the obligations referred to herein and therein is carried out, by each of the parties thereto in good faith, for the purpose of carrying on, and by way of, their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms.

2.7	The absence of fraud on the part of any of the parties and their officers, employees, agents and (excepting, of course, ourselves) advisers.

2.8	The absence of any agreement, instrument or other arrangements between any of the parties to the Transaction Documents which vary, modify, rescind or supersede any of the terms of such documents and that none of the Transaction Documents have been or will be repudiated or rescinded.

2.9	All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction will be duly fulfilled, performed and effected.

2.10	No provision of the laws of any jurisdiction which would be contravened by the execution or the delivery of the Transaction Documents and that none of the opinions expressed in paragraph 3 of this Opinion will be affected by the laws or the public policies of any jurisdiction outside England.

2.11	Under all applicable laws (other than those of England), the choice of English law as the governing law of the Custodian Agreement is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than the English courts).

2.12	That any party to the Transaction Documents which is at any time, carrying on, or purporting to carry on, a regulated activity in, from or otherwise involving, the United Kingdom within the meaning of the Financial Services and Markets Act 2000 (the “FSMA”) will at all relevant times be doing so in circumstances which do not contravene Section 19 (the general prohibition) of the FSMA.

2.13	Any warranties and representations by the parties set out in the Transaction Documents will be at all material times and are at the date hereof true and correct in all respects.

2.14	That a warranty that a party does not know or believes it has had no notice of any act, matter, thing or circumstance means that the same does not exist or has not occurred.

2.15	That the terms of the Transaction Documents are observed and performed by all the parties thereto.

2.16	That each of the Transaction Documents is legal, valid, binding and enforceable under the laws of the jurisdiction by which it is expressed to be governed, and the obligations thereunder assumed by the parties thereto constitute their legal, valid, binding and enforceable obligations.

2.17	Where a document has been examined by us in draft it will be executed by the parties thereto in that form without further amendment.

3. Opinion

On the basis of such assumptions set out above and subject to the reservations set out below, we are of the opinion that the statements in the Prospectus under the heading of “Custody of the Trust’s Silver” (the “Relevant Section”), insofar as such statements constitute a summary of English law, fairly summarise (under English law) the legal matters therein described.

4. Reservations

The opinions set forth above are subject to the following reservations:

4.1	The opinions set out in this Opinion are subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws affecting the rights of creditors or secured creditors generally.

4.2	The power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought.

4.3	Where obligations of any person are to be performed in jurisdictions outside England, such obligations may not be enforceable under English law to the extent that performance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

4.4	Where any person is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

4.5	Any provision to the effect that any calculation, determination or certification will be conclusive and binding will not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect, and an English court may regard any calculation, determination or certification as no more than prima facie evidence of the matter calculated, determined or certified.

4.6	Enforcement of rights, including enforcement of any New York judgment, may be or become limited by prescription or by the lapse of time, or may be or become subject to liens, rights of rescission, set-off, defences or counterclaim.

4.7	Any provision of the Transaction Documents requiring any person to pay amounts imposed in circumstances of breach or default, or any indemnity, may be held to be unenforceable on the grounds that it is a penalty. If the relevant document does not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of a document may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act.

4.8	Any indemnity may be void insofar as it relates to stamp duty payable in the United Kingdom.

4.9	Any provision purporting to require a party to indemnify another person against the costs or expenses of proceedings in the English courts is subject to the discretion of the court to decide whether and to what extent a party to such proceedings should be awarded the costs or expenses incurred by it in connection therewith.

4.10	Any question as to whether or not any provision of any agreement or instrument or of any New York judgment which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions, would be determined by an English court in its discretion.

4.11	There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

4.12	The admissibility in evidence of electronic messages on an electronic messaging system is subject to the Civil Evidence Act 1968.

4.13	Where a document has been (a) executed in the United Kingdom or (b) executed outside the United Kingdom but relates to any property situate, or to any matter or thing done or to be done, in the United Kingdom, (i) a court in any part of the United Kingdom may refuse to accept the document as evidence (other than in criminal proceedings) and (ii) it may not be possible to rely on the document in the United Kingdom for any other purpose, unless any stamp duty payable in connection with the document, and any applicable interest and penalties, have been paid and the document has been duly stamped.

4.14	Any provision of a document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to a document or any other person may be ineffective.

4.15	If the effect of proceedings in a forum outside of England is to extinguish claims or liabilities under the governing law of those claims or liabilities, the English courts may recognise the extinction of those claims or liabilities.

4.16	Whilst an English court has power to give judgment in a currency other than pounds sterling, it has the discretion to decline to do so.

4.17	An agreement to waive any claim that proceedings have been brought in an inconvenient forum may not be enforceable in an English court.

4.18	Enforcement may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after its execution.

4.19	In some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of the Custodian Agreement providing that the English courts have jurisdiction in relation thereto.

4.20	The Custodian Agreement or obligations arising thereunder may be held to be invalid or not binding in the event of any misrepresentations, illegality, fraud, duress, undue influence or mistake of fact, which relates to the Custodian Agreement.

4.21	If any obligation is to be performed in a jurisdiction outside England, it may not be enforceable in England to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and an English court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

4.22	It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort.

4.23	Any provision in a document providing that the terms thereof can only be amended, or varied, or provisions thereof can only be waived by an instrument in writing, and/or in accordance with specified provisions, may not be effective.

4.24	We express no opinion as to any obligation which a document may purport to establish in favour of any person who is not a party to the relevant agreement.

4.25	Any provisions of the Custodian Agreement addressing the non-reliance of one party thereto as regards the other party may not be effective to exclude any liability for any representation or statement made by a party otherwise than in the Custodian Agreement or any liability arising out of any of the matters referred to therein if such matters are not, in fact, as represented by one of the parties thereto.

4.26	If a party to the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community, or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001, or under the Treaty establishing the European Community, or is otherwise the target of any such sanctions, then the obligations of any other party to that party under the Transaction Documents may be unenforceable or void.

5. Limits of our Opinion

5.1	We express no opinion as to:

5.1.1	any agreement, instrument or other document except as specified in this Opinion. The opinions given in this Opinion are strictly limited to the matters stated in paragraph 3 (Opinion) and do not extend, whether expressly or implicitly to any other matters;

5.1.2	any liability to tax which may arise or be suffered as a result of or in connection with any Transaction Document;

5.1.3	whether the entry by any party to the Transaction Documents, the performance of its obligations thereunder would conflict with or result in a breach of or constitute a default under any other agreement, deed, instrument or other document to which each party is a party;

5.1.4	any arrangement for the custody of the silver on any other matter which may be subject to English law which falls outside the Relevant Section;

5.1.5	the affect or impact of the Rules or any applicable rules, regulations, practices and customs or requirements of any applicable governmental regulatory or legislative entity on the Custodian Agreement; and

5.1.6	the affect or impact of any other provision of the Prospectus on the Relevant Section.

5.2	We assume no obligation to advise you of any changes to this Opinion in English law subsequent to the date set forth at the beginning of this Opinion.

5.3	We have made no investigation as to whether the descriptions of any party to, or any Transaction Document (other than the Custodian Agreement) in the Prospectus conform to the terms of such documents.

5.4	For the purpose of this Opinion we have reviewed only the documents set out in paragraph 1. We have made no searches or enquiries concerning, and examined no other documents entered into or affecting or any corporate (or analogous) records of any party to the Transaction Documents.

5.5	We have not been responsible for investigation or verification of any statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Transaction Documents nor have we been responsible for ensuring that the Prospectus contains all material facts. In particular, we have not been responsible for ensuring that the Filing Documents comply with the requirements of the Securities and Exchange Commission of the United States (the “SEC”).

This opinion is given for the sole benefit of its addressee in connection with the Filing and may not be relied upon or used for any other purpose, except that we consent to the filing of a copy of this Opinion as an exhibit to the Filing Document pursuant to the SEC’s Staff Comment Letter dated 18 July 2005. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

Clifford Chance Limited Liability Partnership